Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2017 THIRD QUARTER RESULTS

•	GAAP diluted EPS was $0.76, including $0.05 of discrete tax benefits. Adjusted diluted EPS of $0.71 was 9.2% higher than prior year adjusted diluted EPS of $0.65.
•	Sales of $491.5 million were 1.8% lower than last year (2.4% in constant currency).
•	FY2017 adjusted diluted EPS guidance range narrowed to between $2.64 and $2.72 (previously $2.64 to $2.76).
•	FY2017 free cash flow on track to exceed $100 million.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

Summary of Results from Operations
	Quarters Ended			Year to Date
	September 30,			September 30,
(In millions, except per share data)	2017	2016	% Change	2017	2016	% Change

Net Sales	$491.5	$500.5	(1.8)%	$1,461.6	$1,520.8	(3.9)%
Net sales change in constant currency			(2.4)%			(3.5)%
Operating Income	89.1	89.1	--	257.4	273.1	(5.7)%
Net Income	69.7	68.2	2.2%	195.9	190.3	2.9%
Diluted net income per common share	$0.76	$0.72	5.6%	$2.13	$2.01	6.0%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$89.1	$89.1	--	$257.4	$273.1	(5.7)%
As a % of sales	18.1%	17.8%		17.6%	18.0%
Adjusted Net Income (table C)	65.5	61.6	6.3%	182.6	184.0	(0.8)%
Adjusted diluted net income per share	$0.71	$0.65	9.2%	$1.98	$1.94	2.1%

Note: Amounts in table may not calculate due to rounding

STAMFORD, Conn. October 18, 2017 – Hexcel Corporation (NYSE: HXL) today reported third quarter results reflecting diluted adjusted EPS of $0.71 on net sales of $491.5 million.

Chairman, CEO and President Nick Stanage said, “Through strong execution, we reported an adjusted EPS of $0.71 for the third quarter of 2017, bringing our cumulative adjusted EPS for the year to $1.98. Despite the short-term softness in our top line, we remained diligent in executing our operational excellence and cost-cutting initiatives, which drove solid operating and net income. Our cash performance continues to be robust, and we remain confident in meeting our goal to generate free cash flow of more than $100 million in 2017. We have a clear vision for the future centered on extending our leadership in advanced composites technology, which is supported by our continued investment in innovation and disciplined capital allocation strategies. We remain positive about the outlook for 2018 growth through aerospace, wind and automotive opportunities, and -- as we near the end of our current investment phase -- we expect to enter a period of record cash generation.”

2017 Outlook

As indicated following the second quarter, the Company expects Commercial Aerospace sales to be slightly lower compared to 2016. Space & Defense sales are better than initially expected and are now forecasted to be up low-single digits compared to 2016. However, this increase is not expected to fully offset lower wind energy sales. The Company expects wind energy sales in 2018 to exceed 2016 levels, as various legacy blades with lower composite content transition to longer, higher efficiency blades with higher composite content. Earlier this week, the Company announced that it has expanded its existing supply agreement and signed a multi-year contract with Vestas Wind Systems A/S to provide composite materials for new generation wind blades.

The Company’s full year 2017 sales guidance is now estimated to be just under $2.0 billion.

Mr. Stanage added, “Our consistent execution, disciplined cost control, and the benefits from tax initiatives should offset the impact of lower sales, and we are confident in achieving our narrowed 2017 guidance of adjusted diluted EPS of $2.64 to $2.72.”

Third Quarter Results

Sales for the third quarter of 2017 were 1.8% lower (2.4% less in constant currency) than the third quarter of 2016.

Commercial Aerospace

•

Commercial Aerospace sales of $352.6 million were 2.2% lower (2.5% in constant currency) for the quarter as compared to the third quarter of 2016. The sales decline in certain legacy widebody aircraft (i.e. A380, B777 and B747) slightly more than offset the growth of the A350 and the new narrowbody aircraft.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were down about 6% for the third quarter of 2017 as compared to 2016.

Space & Defense

•

Space & Defense sales of $82.7 million increased 1.5% (0.7% in constant currency) for the quarter as compared to the third quarter of 2016. Rotorcraft sales comprise just over half of Space & Defense sales with strong military performance offset by weaker commercial rotorcraft sales.

Industrial

•	Total Industrial sales of $56.2 million for the third quarter of 2017 were 3.8% lower (6.5% in constant currency) than the third quarter of 2016.

•	Wind energy sales (the largest submarket in Industrial) are experiencing a challenging transition year and were more than 25% down for the quarter as compared to last year.

Consolidated Operations

•	Gross margin for the third quarter was 27.6% compared to 27.1% in the third quarter of 2016 as both periods reflected strong operating performance.
•	Selling, general and administrative expenses for the third quarter were lower than the prior year period as the Company maintained tight cost control.
•

Adjusted operating income in the third quarter of 2017 was $89.1 million, or 18.1% of sales, compared to $89.1 million, or 17.8% of sales, in 2016. The third quarter of 2017 was favorably impacted from exchange rates by about 40 basis points compared to 2016.

Year to Date 2017 Results

Sales for 2017 were 3.5% less in constant currency than the same period in 2016.

Commercial Aerospace (72% of YTD sales)

•	Commercial Aerospace sales for the first nine months of 2017 were 2.7% lower in constant currency than the same period in 2016.
•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were down about 7% year to date, driven by lower business jet sales.

Space & Defense (17% of YTD sales)

•

Space & Defense sales for the first nine months of $247.3 million were 2.6% higher in constant currency than the first nine months of 2016 sales. The increase was led by strong sales for the JSF program.

Industrial (11% of YTD sales)

•	Total Industrial sales for the first nine months of 2017 were $165.6 million, or 15.4% lower in constant currency, than the first nine months of 2016 sales.
•	For the first nine months of 2017, wind energy sales were down just over 30% as compared to last year.

Consolidated Operations

•

Gross margin for the first nine months of 2017 was 28.0% compared to 28.2% for the first nine months of 2016, reflecting strong operating performance. As expected, the first nine months of 2017 included about $8.0 million of costs related to the startup and training for the new greenfield sites in France (ongoing) and Morocco (completed in Q3).

•

Selling, general and administrative expenses for the first nine months were 3% lower in constant currency than the prior year as the Company maintained tight cost control. Research and technology expenses for the first nine months of $36.5 million were about 7% higher in constant currency than the comparable 2016 period as the Company continues to invest in innovative composite products and solutions to support customers and next-generation products.

•

Adjusted operating income in the first nine months of 2017 of $257.4 million, or 17.6% of sales, was also favorably impacted from exchange rates by 50 basis points compared to 2016 periods. For the first nine months of 2017, depreciation and amortization expense was $8 million higher in constant currency than the comparable period for 2016.

Cash and Other

•

The effective tax rate for the quarter was 16.5% compared to 19.3% in 2016, and the effective tax rate for the first nine months was 18.6% compared to 26.4% in 2016. The third quarter primarily benefitted from the impact of tax credits identified in the quarter, while both the quarter and the first nine months’ provision benefitted from deductions associated with share-based compensation payments. The third quarter provision included a non-recurring discrete benefit of $4.2 million ($0.05 per diluted share) from the reversal of provisions for uncertain tax positions. There was also a non-recurring discrete item in the first quarter of 2017 of $9.1 million. Excluding these non-recurring discrete items, the effective tax rate for the first nine months of 2017 was 24.2% and the full year 2017 effective tax rate is now expected to be about 26%.

•

Free cash flow for the first nine months of 2017 was a source of $87 million versus $55 million in 2016. Working capital generated cash of $5 million in the first nine months of 2017 as compared to a $38 million use in the first nine months of 2016. The primary driver was improvement in receivables through strong cash collections. Cash used for capital expenditures was $221 million in the first nine months of 2017 compared to $232 million in the 2016 period. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•

On October 2, Hexcel completed the transaction to acquire Structil SA. This acquisition further enhances the Company’s technology portfolio with new adhesive, prepreg and pultrusion technologies. Revenues and earnings from Structil will be consolidated into the Company’s results from the beginning of the fourth quarter.

•	Year to date, the Company has used $122 million to repurchase shares of its common stock and has $271 million remaining under the authorized share repurchase program.
•

As announced today, the Board of Directors declared a quarterly dividend of $0.125 per share. The dividend will be payable to stockholders of record as of November 1, 2017, with a payment date of November 8.

2017 Guidance

•	Revised full year sales outlook to be just under $2.0 billion (guidance was previously to be around $2.0 billion).
•	Adjusted diluted earnings per share of $2.64 to $2.72 (previously $2.64 to $2.76).
•	Free cash flow >$100 million (no change).
•	Accrual basis capital expenditures of $270 million to $290 million (no change).

                                                                   *****

Hexcel will host a conference call at 10:00 A.M. ET, on October 19, 2017 to discuss the third quarter results and respond to analyst questions. The telephone number for the conference call is (323) 794-2551 and the confirmation code is 2890101. The call will be simultaneously hosted on Hexcel’s web site at http://edge.media-server.com/m6/p/79fcnzke. Replays of the call will be available on the web site for approximately 14 days.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2017 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions, uncertainty regarding the exit of the U.K. from the European Union, unforeseen vulnerability of our network and systems to interruptions or failures and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes. Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kaye Veazey
(203) 352-0339
Kaye.Veazey@Hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Year to Date Ended
	September 30,		September 30,
(In millions, except per share data)	2017	2016	2017	2016
Net sales	$491.5	$500.5	$1,461.6	$1,520.8
Cost of sales	355.9	364.8	1,052.0	1,091.8

Gross margin	135.6	135.7	409.6	429.0
% Gross Margin	27.6%	27.1%	28.0%	28.2%

Selling, general and administrative expenses	34.7	35.1	115.7	121.1
Research and technology expenses	11.8	11.5	36.5	34.8

Operating income	89.1	89.1	257.4	273.1

Interest expense, net	7.0	5.5	20.0	16.8
Non-operating expense (a)	-	-	-	0.4

Income before income taxes, and equity in earnings of affiliated companies	82.1	83.6	237.4	255.9
Provision for income taxes	13.6	16.1	44.3	67.5

Income before equity in earnings of affiliated companies	68.5	67.5	193.1	188.4
Equity in earnings from affiliated companies	1.2	0.7	2.8	1.9

Net income	$69.7	$68.2	$195.9	$190.3

Basic net income per common share:	$0.77	$0.74	$2.16	$2.04

Diluted net income per common share:	$0.76	$0.72	$2.13	$2.01

Weighted-average common shares:
Basic	90.1	92.7	90.7	93.1
Diluted	91.4	94.1	92.1	94.6
(a)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited

(In millions)	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$119.1	$35.2
Accounts receivable, net	245.0	245.6
Inventories, net	313.4	291.0
Prepaid expenses and other current assets	30.0	35.2
Total current assets	707.5	607.0

Property, plant and equipment	2,662.3	2,378.4
Less accumulated depreciation	(836.8)	(752.8)
Net Property, plant and equipment	1,825.5	1,625.6

Goodwill and other intangible assets, net	74.0	72.2
Investments in affiliated companies	67.1	53.1
Other assets	63.1	42.7
Total assets	$2,737.2	$2,400.6

Liabilities and Stockholders' Equity
Liabilities:
Current portion of debt of capital lease and term loan	$4.2	$4.3
Accounts payable	128.6	137.3
Accrued liabilities	125.0	130.3
Total current liabilities	257.8	271.9

Long-term debt	829.6	684.4
Other non-current liabilities	223.1	199.4
Total liabilities	$1,310.5	$1,155.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 107.5 shares issued at September 30, 2017 and 106.7 shares issued at December 31, 2016	$1.1	$1.1
Additional paid-in capital	766.5	738.8
Retained earnings	1,419.1	1,254.7
Accumulated other comprehensive loss	(57.2)	(174.4)
	2,129.5	1,820.2

Less – Treasury stock, at cost, 17.7 and 15.3 shares at September 30, 2017 and December 31, 2016, respectively	(702.8)	(575.3)
Total stockholders' equity	1,426.7	1,244.9
Total liabilities and stockholders' equity	$2,737.2	$2,400.6

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows	Unaudited

	Year to Date Ended
	September 30,
(In millions)	2017	2016

Cash flows from operating activities
Net income	$195.9	$190.3

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	76.3	69.0
Amortization related to financing	0.6	1.4
Deferred income taxes	15.1	50.5
Equity in earnings from affiliated companies	(2.8)	(1.9)
Share-based compensation expense	15.5	13.6

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	19.7	(16.8)
Increase in inventories	(6.7)	(5.0)
Decrease (increase) in prepaid expenses and other current assets	1.4	(7.3)
Decrease in accounts payable/accrued liabilities	(9.8)	(9.1)
Other - net	3.3	2.1

Net cash provided by operating activities (a)	308.5	286.8

Cash flows from investing activities
Capital expenditures (b)	(221.3)	(231.8)
Acquisitions of business and investments in affiliates	(12.0)	(33.6)
Net cash used in investing activities	(233.3)	(265.4)

Cash flows from financing activities
Proceeds from senior notes due 2027	398.3	-
Issuance costs related to senior notes due 2027	(3.7)	-
Proceeds from settlement of treasury locks	10.0	-
Proceeds from Euro term loan	37.4	27.4
Repayments of Euro term loan	(4.1)	-
Borrowings from senior secured credit facility	-	63.0
Issuance costs related to credit facility	-	(1.7)
Repayment of senior unsecured credit facility	(290.0)	-
Other debt, net	(0.4)	(0.4)
Dividends paid on common stock	(31.3)	(29.7)
Repurchase of stock	(122.0)	(84.9)
Activity under stock plans	6.8	(1.0)
Net cash provided by (used in) financing activities	1.0	(27.3)
Effect of exchange rate changes on cash and cash equivalents	7.7	(0.2)
Net increase (decrease) in cash and cash equivalents	83.9	(6.1)
Cash and cash equivalents at beginning of period	35.2	51.8
Cash and cash equivalents at end of period	$119.1	$45.7

Supplemental data:
Free Cash Flow (a)+(b)	$87.2	$55.0
Accrual basis additions to property, plant and equipment	218.0	232.6

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2017 and 2016				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2017	2016	%	Effect (b)	2016	%
Commercial Aerospace	$352.6	$360.6	(2.2)	$0.9	$361.5	(2.5)
Space & Defense	82.7	81.5	1.5	0.6	82.1	0.7
Industrial	56.2	58.4	(3.8)	1.7	60.1	(6.5)
Consolidated Total	$491.5	$500.5	(1.8)	$3.2	$503.7	(2.4)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	71.7	72.0			71.8
Space & Defense	16.8	16.3			16.3
Industrial	11.5	11.7			11.9
Consolidated Total	100.0	100.0			100.0

Year to Date Ended September 30, 2017 and 2016				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2017	2016	%	Effect (b)	2016	%
Commercial Aerospace	$1,048.7	$1,079.4	(2.8)	$(1.6)	$1,077.8	(2.7)
Space & Defense	247.3	242.6	1.9	(1.6)	241.0	2.6
Industrial	165.6	198.8	(16.7)	(3.1)	195.7	(15.4)
Consolidated Total	$1,461.6	$1,520.8	(3.9)	$(6.3)	$1,514.5	(3.5)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	71.8	71.0			71.2
Space & Defense	16.9	16.0			15.9
Industrial	11.3	13.0			12.9
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2016 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2017 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	UNAUDITED			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2017
Net sales to external customers	$398.9	92.6	-	$491.5
Intersegment sales	16.4	-	(16.4)	-
Total sales	415.3	92.6	(16.4)	491.5

Operating income (loss)	90.0	12.1	(13.0)	89.1
% Operating margin	21.7%	13.1%		18.1%

Depreciation and amortization	24.8	1.9	0.1	26.8
Stock-based compensation expense	1.1	0.1	1.0	2.2
Accrual based additions to capital expenditures	47.4	0.5	-	47.9

Third Quarter 2016
Net sales to external customers	$398.2	102.3	-	$500.5
Intersegment sales	16.2	-	(16.2)	-
Total sales	414.4	102.3	(16.2)	500.5

Operating income (loss)	88.8	12.9	(12.6)	89.1
% Operating margin	21.4%	12.6%		17.8%

Depreciation and amortization	21.7	1.8	-	23.5
Stock-based compensation expense	0.7	0.1	-	0.8
Accrual based additions to capital expenditures	84.4	5.9	0.1	90.4

Year to Date Ended September 30, 2017
Net sales to external customers	$1,183.7	277.9	-	$1,461.6
Intersegment sales	48.6	-	(48.6)	-
Total sales	1,232.3	277.9	(48.6)	1,461.6

Operating income (loss)	264.0	37.2	(43.8)	257.4
% Operating margin	21.4%	13.4%		17.6%

Depreciation and amortization	70.6	5.6	0.1	76.3
Stock-based compensation expense	5.7	1.0	8.8	15.5
Accrual based additions to capital expenditures	208.5	9.5	-	218.0

Year to Date Ended September 30, 2016
Net sales to external customers	$1,219.3	301.5	-	$1,520.8
Intersegment sales	53.2	-	(53.2)	-
Total sales	1,272.5	301.5	(53.2)	1,520.8

Operating income (loss)	281.2	36.8	(44.9)	273.1
% Operating margin	22.1%	12.2%		18.0%

Depreciation and amortization	63.5	5.4	0.1	69.0
Stock-based compensation expense	4.9	0.9	7.8	13.6
Accrual based additions to capital expenditures	221.6	10.9	0.1	232.6

(a)	We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP EBITDA and Net Income				Table C
	Unaudited
	Quarters Ended		Year to Date
	September 30,		September 30,
(In millions)	2017	2016	2017	2016

GAAP operating income	$89.1	$89.1	$257.4	$273.1
- Stock-based compensation expense	2.2	0.8	15.5	13.6
- Depreciation and amortization	26.8	23.5	76.3	69.0
Non-GAAP EBITDA	$118.1	$113.4	$349.2	$355.7

	Unaudited
	Quarters Ended September 30,
	2017		2016
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$69.7	$0.76	$68.2	$0.72
- Discrete Tax Benefit (b)	(4.2)	(0.05)	(6.6)	(0.07)
Non-GAAP net income	$65.5	$0.71	$61.6	$0.65

	Unaudited
	Year to Date Ended September 30,
	2017		2016
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$195.9	$2.13	$190.3	$2.01
- Non-operating expense (net of tax) (a)	-	-	0.3	-
- Discrete Tax Benefits (b)	(13.3)	(0.15)	(6.6)	(0.07)
Non-GAAP net income	$182.6	$1.98	$184.0	$1.94

(a)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in June 2016.

(b)

The 2017 three and nine months periods include benefits of $4.2 million and $9.1 million, respectively related to the release of reserves for uncertain tax positions and a valuation allowance in a foreign jurisdiction.  The 2016 nine month period includes a benefit of $6.6 million primarily related to the release of reserves for uncertain tax positions.

NOTE: Management believes that adjusted EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries			Table D
Schedule of Total Debt, Net of Cash	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2017	2016	2016

Current portion of capital lease	$-	$0.5	$0.8
Current Portion of Euro term loan	4.2	3.8	3.9
Total current debt	4.2	4.3	4.7

Current Portion Euro term loan	62.4	22.6	23.5
Long-term credit facility due 2021	75.0	365.0	350.0
Unsecured bonds due 2025, net	297.1	296.8	296.7
Unsecured bonds due 2027, net	394.9	-	-
Other debt	0.2	-
Total long-term debt	829.6	684.4	670.2
Total Debt	833.8	688.7	674.9
Less: Cash and cash equivalents	(119.1)	(35.2)	(45.7)
Total debt, net of cash	$714.7	$653.5	$629.2